Exhibit 10.4

EXECUTION COPY

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

CONFIDENTIAL

May 3, 2016

IMS Health Holdings, Inc.

IMS Health Incorporated

83 Wooster Heights Road

Danbury, Connecticut 06810

Attention: Jeffrey Ford

Project Cooperstown

Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“GS Bank”) and JPMorgan Chase Bank, N.A. (“JPMorgan” and, together with GS Bank and together with any other Commitment Party appointed as described below, collectively, the “Commitment Parties,” “we” or “us”) that IMS Health Holdings, Inc., a Delaware corporation (“Mets” and, together with IMS Health Incorporated ( “IMS”), “you”) will effect a series of merger transactions (such series of transactions, collectively, the “Merger”), pursuant to which Mets will merge with and into Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Braves”) and Quintiles Transnational Corp. (“Quintiles Transnational”) will merge with and into IMS, the result of which will be that IMS will be the surviving corporation and the parent borrower under the Existing IMS Credit Agreement (as defined in the Transaction Description) and the issuer of all outstanding debt securities of IMS and Quintiles Transnational. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibits B and C (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, (a) each of GS Bank, JPMorgan and any other Initial Term A Lender appointed as described below (collectively, the “Initial Term A Lenders”) is pleased to advise you of its several, but not joint, commitment to provide the percentage of the entire principal amount of the Incremental Term A Facility (as defined in the Transaction Description) set forth opposite such Initial Term A Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), upon the terms and subject to the conditions referred to in this Commitment Letter; and (b) each of GS Bank, JPMorgan and any other Initial Term B Lender appointed as described below (collectively, the “Initial Term B Lenders” and, together with the Initial Term A Lenders, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide the percentage of the entire principal amount of the Incremental Term B Facility (as defined in the Transaction Description) set forth opposite such Initial Term B Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), upon the terms and subject to the conditions referred to in this Commitment Letter; provided that, (x) the commitments under the Incremental Term B Facility shall be equally and ratably reduced on a dollar-for-dollar basis by an amount equal to (1) the gross proceeds of any New Notes (as defined in the Transaction Description) borrowed, incurred or issued after the date hereof in connection with the Transactions and (2) the amounts of Specified Cash (as defined in the Transaction Description) and (y) to the extent the commitments under the Incremental Term B Facility have been reduced to $0, the commitments under the Incremental Term A Facility shall be equally and ratably reduced on a dollar-for-dollar basis by an amount equal to (1) the gross proceeds of any New Notes in excess of the commitments under the Incremental Term B Facility as of the date hereof, borrowed, incurred or issued after the date hereof in connection with the Transactions and (2) the amounts of Specified Cash (it being understood that, for the avoidance of doubt, this Commitment Letter shall not constitute a commitment by any of the Commitment Parties to provide or underwrite any such New Notes).

2.	Titles and Roles.

Each of (a) GS Bank, JPMorgan and any other Term A Lead Arranger appointed as described below (together with any of their respective designated affiliates, collectively, the “Term A Lead Arrangers”) is pleased to confirm its willingness to act as a joint lead arranger and joint lead bookrunner for the Incremental Term A Facility and (b) GS Bank, JPMorgan and any other Term A Lead Arranger appointed as described below (together with any of their respective designated affiliates, collectively, the “Term B Lead Arrangers” and, together with the Term A Lead Arrangers, collectively, the “Lead Arrangers”) is pleased to confirm its willingness to act as a joint lead arranger and joint lead bookrunner for the Incremental Term B Facility; provided that, in each case, you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. After the Acceptance Date, until the date that is fifteen (15) business days after the Acceptance Date, you may appoint additional lead arrangers or bookrunners or confer other titles in respect of the Incremental Term Facilities (each, an “Additional Arranger”) in a manner and with economics determined by you in consultation with the Lead Arrangers not to exceed 52.0% in the aggregate with respect to the Incremental Term Facilities; provided that no additional lead arranger or bookrunner for any Incremental Term Facility shall receive a greater proportion of the aggregate economics than the Initial Lenders and Lead Arrangers for the Incremental Term Facilities on the date hereof (it being understood that, to the extent you appoint any Additional Arranger, the commitments of the Initial Lenders as of the date thereof will be reduced equally and ratably by the amount of the commitments of such Additional Arrangers upon the execution by such Additional Arrangers of customary joinder documentation, and, thereafter, each such Additional Arranger shall constitute a “Term A Lead Arranger”, “Term B Lead Arranger”, “Lead Arranger”, “Initial Term A Lender”, “Initial Term B Lender”, “Initial Lender” and/or a “Commitment Party”, as applicable, under this Commitment Letter and the Fee Letter). It is agreed that GS Bank shall receive “left” placement in any marketing materials for the Incremental Term Facilities and shall have all rights and responsibilities customarily associated with such position and such name placement. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain any Lender’s (as defined below) commitment to the Incremental Term Facilities unless you and the Commitment Parties shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments in respect of the Incremental Term Facilities to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and reasonably acceptable to you and us (such acceptance not to be unreasonably withheld or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that notwithstanding the Lead Arrangers’ right to syndicate all or any portion of their commitments hereunder, except as expressly set forth in Section 2 above, no assignment by the Initial Lenders of all or any portion of their commitments hereunder shall be effective until after the Closing Date, provided further that, except as expressly set forth in Section 2 above, such syndication shall not relieve any Initial Lender of its obligations set forth herein and, unless you agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Facilities and this Commitment Letter, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred and, unless you agree in writing, the Lead Arrangers will not syndicate any loans or commitments under the Incremental Term Facilities to any Disqualified Institutions (as defined in the Existing IMS Credit Agreement).

The Lead Arrangers intend to commence syndication efforts in respect of the Incremental Term Facilities promptly upon the execution of this Commitment Letter. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a timely syndication of the Incremental Term Facilities that is reasonably satisfactory to us and you until the date that is the earlier of (i) 45 days after the Closing Date and (ii) the date on which the Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of Braves (to the extent not in contravention of your rights set forth in the Merger Agreement), (b) direct contact between appropriate members of your senior management, representatives and advisors (and to the extent not in contravention of your rights set forth in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of Braves’ senior management, representatives and advisors) and the proposed Lenders at times and locations mutually agreed upon, (c) your assistance (and to the extent not in contravention of your rights set forth in the Merger Agreement, your using commercially reasonable efforts to cause the Braves to assist) in the preparation of one or more information packages (in form and with content consistent with customary market practice for such information packages) regarding the business, operations, financial projections and prospects of IMS, Braves and their respective subsidiaries, to the extent not in contravention of your rights to request information concerning Braves and its subsidiaries set forth in the Merger Agreement (collectively, the “Confidential Information Package”), including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of IMS reasonably deemed necessary by the Lead Arrangers to complete the syndication of the Incremental Term Facilities, solely to the extent reasonably requested by the Lead Arrangers, (d) using your commercially reasonable efforts to procure prior to the launch of the general syndication of the Incremental Term Facilities an updated public corporate credit rating (but no specific rating) and an updated public corporate family rating (but no specific rating), as the case may be, for IMS and public ratings (but no specific ratings) for the Incremental Term Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations mutually agreed upon. Notwithstanding the foregoing and without limiting your obligations under this paragraph, the Lead Arrangers hereby acknowledge that (x) the Confidential Information Package utilized in connection with the syndication of the Incremental Term Facilities for Public Lenders is expected to be based on publicly available information for Mets and Braves and (y) it is expected that the syndication of the Incremental Term Facilities will only require one meeting with existing and prospective Lenders in which you and your senior management and representatives are expected to attend.

Until (i) the later of the Syndication Date and the Closing Date, (x) you will ensure that there will not be any competing issues of debt securities or commercial bank or other credit facilities (other than the

Incremental Term Facilities, any Revolving Credit Borrowing (as defined in the Existing IMS Credit Agreement) to the extent not in contravention of Section 5.1(b)(vii) of the Merger Agreement (as of the Acceptance Date), any amendments to the Existing IMS Credit Agreement arranged by a Lead Arranger and/or any other financing to which the Lead Arrangers have consented (such consent not to be unreasonably withheld, conditioned or delayed) and other than, if applicable, the New Notes) of you or your respective subsidiaries, in each case being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the Incremental Term Facilities and (y) to the extent not in contravention of your rights set forth in the Merger Agreement, you will use commercially reasonable efforts to ensure that no such competing issues of debt securities or commercial bank or other credit facilities of Braves or its subsidiaries, is being offered, placed or arranged (other than any revolving borrowings under the Existing Quintiles Credit Facility to the extent not in contravention of Section 5.1(a)(vii) of the Merger Agreement (as of the Acceptance Date), borrowings under, or amendments to, the Quintiles Receivables Financing (as defined in the Transaction Description) and, with respect to borrowings, to the extent not in contravention of Section 5.1(a)(vii) of the Merger Agreement (as of the Acceptance Date) and/or any other financing to which the Lead Arrangers have consented (such consent not to be unreasonably withheld, conditioned or delayed)) that would reasonably be expected to materially impair the primary syndication of the Incremental Term Facilities (it being understood that ordinary course short-term working capital facilities and capital lease, purchase money and equipment financings of Mets, Braves and their respective subsidiaries shall not be subject to this clause (i)) (this clause (i), the “Clear-Market Provision”) and (ii) the Syndication Date (x) you agree to prepare and provide promptly to the Lead Arrangers all available customary information with respect to you, your subsidiaries, the Transactions and the other transactions contemplated hereby (including financial estimates, forecasts and other forward-looking information (including, to the extent not in contravention of your rights set forth in the Merger Agreement, those relating to Braves and its subsidiaries), the “Projections”) as the Lead Arrangers may reasonably request in connection with the syndication of the Incremental Term Facilities and (y) to the extent not in contravention of your rights set forth in the Merger Agreement, you will use commercially reasonable efforts to cause Braves to prepare and provide promptly to the Lead Arrangers all available customary information with respect to Braves and its subsidiaries as the Lead Arrangers may reasonably request in connection with the syndication of the Incremental Term Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the foregoing (including the commencement and completion of any syndication of the Incremental Term Facilities) shall constitute a condition to the commitments hereunder or the funding of the Incremental Term Facilities on the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of the syndication of the Incremental Term Facilities, including decisions as to the selection of institutions to be approached, subject to your consent (such consent, solely with respect to the Incremental Term B Facility, not to be unreasonably withheld or delayed) and excluding Disqualified Institutions, and when they will be approached, when their commitments will be accepted, which institutions will participate and in any case, excluding Disqualified Institutions, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (in each case, subject to your knowledge with respect to Braves and its subsidiaries) (a) all written information and written data concerning you, Braves and their respective subsidiaries (other than the Projections, other forward looking information, and information of a general economic or general industry nature) that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives (the “Information”), taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or any of your or representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Parties; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Incremental Term Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or Projections.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive information that is (i) of a type that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of IMS’ or Braves’ or their respective subsidiaries’ securities and (ii) material with respect to IMS, Braves or any of their respective subsidiaries or any of your or their respective securities for purposes of United States Federal and state securities laws (all such information described in the foregoing, “MNPI”)) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist (and to the extent not in contravention of your rights set forth in the Merger Agreement, to use commercially reasonable efforts to cause Braves to assist) us in preparing an additional version of each Confidential Information Package to be used by Public Lenders. The information to be included in the additional version of each Confidential Information Package will consist exclusively of information and documentation that does not include MNPI (such information and documents “Public Lender Information”). It is understood that in connection with your assistance described above, (a) if reasonably requested by the Lead Arrangers, a customary authorization letter will be included in the Confidential Information Package that authorizes the distribution of such confidential information memorandum to prospective Lenders and confirms that the public-side version consists exclusively of Public Lender Information and each such confidential information memorandum shall exculpate you, Braves, your and its respective affiliates and us and our affiliates with respect to any liability related to the use of the contents of the confidential information memorandum or any related marketing material by the recipients thereof; (b) the Public Lender Information shall include the following information except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission (the “SEC”) disclosure requirements (and such Public Lender Information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final versions of the Incremental Term Facilities Documentation (as defined in Exhibit C), (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Incremental Term Facilities; (c) at our request, you shall identify Information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”, it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”; and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay the fees set forth in the fee letter dated as of the date hereof by and among us and you (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein are subject to only the conditions set forth in Exhibit D hereto, and upon the satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the Incremental Term Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter and the Fee Letter), other than those that are expressly stated above, and such conditions shall be subject in all respects to the provisions of this Section 6 (collectively, the “Conditions”).

Notwithstanding anything in this Commitment Letter (including each of the Exhibits hereto), the Fee Letter or the Incremental Term Facilities Documentation or any other agreement or undertaking related to the financing of the Transactions to the contrary, (a) other than as explicitly set forth in Exhibit D, the only representations and warranties the making and accuracy of which shall be a condition to the funding of the Incremental Term Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of Braves and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Merger, in each case as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the definitive documentation for the Incremental Term Facilities shall be in a form such that they do not impair the funding of the Incremental Term Facilities on the Closing Date if the conditions set forth in Exhibit D attached hereto are satisfied or waived (it being understood and agreed that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Existing IMS Credit Agreement, (i) the perfection of a lien on Collateral (as defined in the Existing IMS Credit Agreement) that is of the type where a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) and (ii) a pledge of the equity interests of each Closing Date Guarantor with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) (it being agreed that, in the case of the Quintiles Transnational and its subsidiaries, with respect to any such certificate that is required to be delivered that has not been made available to you prior to the Closing Date after your use of commercially reasonable efforts, it may instead be delivered within 3 business days after the Closing Date (or such later date as the Administrative Agent (as defined in the Existing IMS Credit Agreement) may agree))) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the Incremental Term Facilities on the Closing Date but may instead be delivered and/or perfected within 60 days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably); it being agreed that the Incremental Term Facilities Documentation shall not require a “bringdown” of the representations under the Existing IMS Credit Agreement (except a “bringdown” of the representation in Section 5.14 of the Existing IMS Credit Agreement (solely as it relates to the Incremental Term Facilities Documentation)) and (c) the only conditions (express or implied) to the availability of the Incremental Term Facilities on the Closing Date are those expressly set forth on Exhibit D hereto, and such conditions shall be subject in all respects to the provisions of this paragraph. For purposes hereof, “Specified Representations” means the representations and warranties made by the Parent Borrower and the Closing Date Guarantors, as applicable, set forth in the Existing IMS Credit Agreement relating to organizational existence of the Parent Borrower and the Closing Date Guarantors, organizational power and authority (as they relate to due authorization, execution, delivery and performance of the applicable Incremental Term Facilities Documentation) of the Parent Borrower and the Closing Date Guarantors, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the relevant Incremental Term Facilities Documentation by the Parent Borrower and the Closing Date Guarantors, the enforceability of such documentation against the Parent Borrower and the Closing Date Guarantors, no conflicts between entering into the Incremental Term Facilities Documentation and the organizational documents of the Parent Borrower and the Closing Date Guarantors; Federal Reserve margin regulations; the PATRIOT Act; the Investment Company Act; use of proceeds not in violation of FCPA or OFAC; solvency as of the Closing Date (after giving effect to the Transactions) of IMS and its subsidiaries on a consolidated basis (with solvency being determined in a manner described in Annex I to Exhibit D attached hereto); and creation and perfection of security interests in the Collateral (subject in all respects to security interests and liens permitted under the Existing IMS Credit Agreement and the Incremental Term Facilities Documentation and to the foregoing provisions of this paragraph and the provisions of the immediately preceding paragraph). “Closing Date Guarantors” means, the Parent Borrower and Material Domestic Subsidiaries (as defined in the Existing IMS Credit Agreement) of the Parent Borrower that are required to become Guarantors under the Existing IMS Credit Agreement (after giving effect to the Merger). This Section 6, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

Upon satisfaction (or waiver by the Lead Arrangers) of the Conditions (the date of satisfaction (or waiver by the Lead Arrangers) of such conditions, the “Closing Date”), the Commitment Parties shall fund the Incremental Term Facilities.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with any actual or threatened claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, the Transactions or the Incremental Term Facilities (any of the foregoing, an “Action”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with customary backup documentation for any reasonable and documented out-of-pocket legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this

Commitment Letter or the Fee Letter (in the case of each of clauses (i) and (ii) of this proviso, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment), and (b) to reimburse each Commitment Party and its affiliates on the Closing Date (to the extent an invoice therefor is received by the Invoice Date), together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheet and, if necessary, of a single local counsel to the Lead Arrangers in each relevant material jurisdiction), in each case incurred in connection with the Incremental Term Facilities and the preparation of this Commitment Letter, the Fee Letter and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, other than reimbursement of obligations relating to enforcement by the Commitment Parties of this Commitment Letter or the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person nor (y) you (nor any of your subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of this clause (y), other than in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with this Commitment Letter, the Fee Letter, the Incremental Term Facilities, the Transactions (including the Incremental Term Facilities and the use of proceeds thereunder), or with respect to any activities related to the Incremental Term Facilities. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Actions in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld or delayed) from all liability or claims that are the subject matter of such Actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return promptly any and all amounts paid by you or on your behalf under this paragraph to such Indemnified Person for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Incremental Term Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated in Section 12 below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that no Commitment Party has any obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party under this Commitment Letter.

In addition, please note that GS Bank has been retained by Mets as financial advisor (in such capacity, the “Mets Advisor”) to Mets in connection with the Merger. Each of the parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Mets Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the parties hereto acknowledge that, in such capacity, the Mets Advisor may recommend that Mets not pursue or accept your offer or proposal for the Merger or advise Mets in other manners adverse to your interests. Each of the parties hereto further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by GS Bank in its capacity as financial advisor to Mets.

You further acknowledge that each Commitment Party and its affiliates are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you and Braves may have commercial or other relationships. Except as expressly agreed in Section 1 hereof, with respect to any securities and/or financial instruments so held by any Commitment Party, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto; provided that the Commitment Parties may assign their respective commitments hereunder (subject to the provisions set forth in this Commitment Letter, including but not limited to the limitations set forth in Section 3 hereto) to their respective affiliates (including, without limitation, in the case of GS Bank, to Goldman Sachs Lending Partners LLC) and to one or more prospective Lenders not constituting a Disqualified Institution; it being understood that any such affiliate shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided further that, (a) no Commitment Party shall be relieved of any obligation hereunder in the event that any affiliate to which it has assigned its obligations or through which it performs its obligations hereunder fails to perform the same in accordance with the terms hereof and (b) the assigning Commitment Party shall be responsible for any breach by any such affiliate of the obligations hereunder that are applicable to it, except in the case of GS Bank where (I) an assignment is made to Goldman Sachs Lending Partners LLC and (II) Goldman Sachs Lending Partners LLC has expressly assumed all such assigned obligations of GS Bank hereunder in writing reasonably acceptable to you. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Incremental Term Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, that no Commitment Party shall be liable for any damages arising from the unauthorized use or misuse by others of information or documents transmitted in such manner except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates (to the extent contemplated by the last sentence of the second paragraph of Section 8 hereof) or Related Indemnified Persons of any of the foregoing. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Incremental Term Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “IMS Health Material Adverse Effect” (and whether or not a IMS Health Material Adverse Effect has occurred), (b) the interpretation of the definition of “Quintiles Material Adverse Effect” (and whether or not a Quintiles Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or its obligations under the Merger Agreement or to decline to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby and which does not involve claims against us or the Commitment Parties or any indemnified person, this sentence shall not override any jurisdiction provision set forth in the Merger Agreement Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to Braves and your and Braves’ respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure, (c) that the Term Sheet and the existence of this Commitment Letter (but not this Commitment Letter or the Fee Letter) may be disclosed to any rating agency in connection with the Transactions, (d) this Commitment Letter may be disclosed as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (e) to the extent in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, or (f) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) as part of a disclosure of overall transaction fees and expenses in connection with any syndication of the Incremental Term Facilities and (ii) you may disclose the existence and terms of the Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication of the Incremental Term Facilities or in any proxy or public filing requirement in connection with the Transactions. The foregoing restrictions shall not apply with respect to the disclosure of this Commitment Letter and the Fee Letter to any prospective additional lead arranger or bookrunner or any other person receiving a title as contemplated by Section 2 hereof. In addition, the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of (x) one year following the termination of this Commitment Letter in accordance with its terms and (y) two years following the Acceptance Date. Notwithstanding anything herein to the contrary, in no event shall we disclose any such information to any Disqualified Institutions.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, rule or regulation, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any audit or examination conducted by bank accountants or any regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or Braves, (e) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees (or their respective advisors) or any potential counterparty to any swap or derivative transaction relating to IMS, Braves or any of their respective subsidiaries or any of their respective obligations (in each case, other than Disqualified Institutions); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee or potential counterparty, on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you or Braves, as applicable, and such Commitment Party including, without limitation, as set forth in the Confidential Information Package or any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of such Commitment Party or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense or (i) to ratings agencies; provided that, in the case of this clause (i), such information is supplied only on a customary basis after consulting with you. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Incremental Term Facilities Documentation upon the execution and delivery of the Incremental Term Facilities Documentation and/or the Existing IMS Credit Agreement, as applicable, and in any event, unless so earlier superseded, shall terminate two years from the Acceptance Date. Such Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or their respective employees, directors or officers.

13.	Surviving Provisions.

The indemnification, payment of fees, confidentiality, jurisdiction, venue, updating information, syndication, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained herein and in the Fee Letter and this Section 13 shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that (x) your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Incremental Term Facilities, shall automatically terminate and be superseded by the Incremental Term Facilities Documentation on the Closing Date, and you shall be released from all liability in connection therewith at such time and (y) your obligations under this Commitment Letter relating to confidentiality and syndication of the Incremental Term Facilities shall, to the extent the Syndication Date has not occurred, survive the execution and delivery of the Incremental Term Facilities Documentation until the Syndication Date). You may terminate this Commitment Letter and/or all or any portion of any Initial Lender’s commitments with respect to any Incremental Term Facility hereunder at any time subject to the provisions of the preceding sentence.

14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), each

Commitment Party and each Lender is required to obtain, verify and record information that identifies the Parent Borrower and each Guarantor (as defined in the Existing IMS Credit Agreement), which information includes the name, address, tax identification number and other information regarding the Parent Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Parent Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Commitment Party and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to counsel to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 10, 2016 (the “Acceptance Date”). The Commitment Parties’ commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time on the date that is 5 Business Days following March 31, 2017, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder shall automatically terminate unless it shall, in its discretion, agree to an extension. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated in Section 6 of this Commitment Letter.

[SIGNATURE PAGES FOLLOW]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Project Cooperstown Commitment Letter]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this transaction.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

[Signature Page to Project Cooperstown Commitment Letter]

Accepted and agreed to as of the date first above written:

IMS HEALTH HOLDINGS, INC.

By:	/s/ Jeffrey J. Ford
	Name:	Jeffrey J. Ford
	Title:	Vice President & Treasurer

IMS HEALTH INCORPORATED

By:	/s/ Harvey Ashman
	Name:	Harvey Ashman
	Title:	Senior Vice President & General Counsel

[Signature Page to Project Cooperstown Commitment Letter]

SCHEDULE 1

INCREMENTAL TERM FACILITY COMMITMENTS

Initial Lender	Incremental Term Facility
GS Bank	50%
JPMCB	50%

Total:	100%